Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of September 8, 2011 (the “Effective Date”) by and between AUSPEX PHARMACEUTICALS, INC., a Delaware corporation with its registered office at 3366 North Torrey Pines Court, Suite 225, La Jolla, California, 92037 (“Auspex”), and CONCERT PHARMACEUTICALS, INC., a Delaware corporation, with its registered office at 99 Hayden Avenue, Suite 500, Lexington, MA 02421 (“Concert”). Auspex and Concert are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Concert owns U.S. Patent Application Serial Number 12/283,290, which is entitled “Deuterated Pirfenidone”, was filed on September 10, 2008, and was published as US20090131485 on May 21, 2009 (such patent application, the “Assigned Patent”); and

WHEREAS, Concert desires to assign the Assigned Patent to Auspex, and Auspex desires to obtain such assignment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS.

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.

1.2 “Assigned Patent” shall have the meaning assigned in the first recital above.

1.3 “Asset Purchase Agreement” shall mean any asset purchase agreement Auspex enters into wherein it sells to a Third Party all of Auspex’s assets necessary to commercialize a

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Product in the U.S. For clarity, an Asset Purchase Agreement does not include any agreement that is entered into as part of, or otherwise results in, an Auspex Change of Control.

1.4 “Auspex Change of Control” shall occur if Auspex shall sell, convey, exclusively license or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of Auspex), or if any other transaction occurs which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the stockholders of Auspex immediately prior to the transaction owning less than 50% of the voting stock of Auspex immediately following the transaction, unless the holders of at least 60% of the Preferred Stock of Auspex, voting together as a single class on an as-converted to Common Stock basis, affirmatively elect not to treat the transaction as a triggering event for the payment of liquidation preferences under the Certificate of Incorporation of Auspex, provided, however, that none of the following shall be considered an Auspex Change of Control: (a) a merger effected exclusively for the purpose of changing the domicile of Auspex or (b) a transaction in which the stockholders of Auspex immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation (or, if the surviving corporation is a wholly owned subsidiary, its parent) following the transaction (taking into account only stock of Auspex held by such stockholders prior to the transaction).

1.5 “Auspex Change of Control Consideration” means, with respect to the first Auspex Change of Control to occur during the term of this Agreement, the sum of (a) the aggregate amount of all cash and the fair market value of all securities and/or other property paid or payable on or after the closing of the Auspex Change of Control as consideration for or with respect to an Auspex Change of Control, including without limitation all amounts paid or payable, distributed or distributable or issued or issuable to stockholders of Auspex on or after the closing of the Auspex Change of Control and/or holders of convertible securities, options, warrants, stock appreciation rights or similar rights or securities in Auspex, whether vested or unvested (collectively, the “Securityholders”), including any consideration subject to an earn-out provision, escrow agreement or similar arrangement which is actually paid to Auspex or to the Securityholders following the achievement of the conditions relating to such earn-out provision, the expiration of the escrow agreement or satisfaction of a similar arrangement, and the aggregate amount of any indebtedness for money borrowed that is outstanding as of the closing of such Auspex Change of Control and/or assumed, retired or defeased by the surviving entity resulting from such Auspex Change of Control, in each case as consideration for or with respect to such Change of Control, and (b) any consideration that would have otherwise been paid to stockholders of Auspex at the closing of such Auspex Change of Control but for the payment obligations described in Section 3.4 of this Agreement. If Auspex is the surviving entity in the Auspex Change of Control and the issuer of equity securities held by the stockholders of Auspex immediately prior to the date of the Auspex Change of Control remains unchanged as a result of the Auspex Change of Control, then the Auspex Change of Control Consideration shall include (in addition to the amounts specified above) Auspex’s reasonable estimate of the fair market value of the Common Stock of Auspex, Preferred Stock of Auspex, and options, warrants or other rights to purchase Preferred Stock or Common Stock of Auspex owned by the stockholders of Auspex immediately following the consummation of the Auspex Change of Control.

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1.6 “Auspex Indemnitee” has the meaning set forth in Section 6.2.

1.7 “Combination Product” shall mean any pharmaceutical product which contains (a) deuterated pirfenidone and (b) at least one other ingredient which is Therapeutically Active.

1.8 “Concert Indemnitee” has the meaning set forth in Section 6.1.

1.9 “Confidential Information” shall mean any and all Information that (a) is disclosed by Auspex or its Affiliates to Concert or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form, or (b) concerns the Assigned Patent or the inventions disclosed or claimed therein.

1.10 “European Union” or “EU” shall mean the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

1.11 “Effective Date” shall mean the date first written above.

1.12 “Indemnitee” means either an Auspex Indemnitee or a Concert Indemnitee.

1.13 “Information” shall mean information, results and data whatsoever, in any tangible or intangible form, including without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, copyrights, software, knowledge, know-how, skill, experience, trade secrets, ideas, concepts, processes, protocols, materials, samples, analytical and quality control data, any other results of experimentation and testing, studies, procedures, drawings, and legal information and descriptions, and all intellectual property rights therein.

1.14 “Inventors” has the meaning set forth in Section 2.2.

1.15 “License Agreement” shall mean any license agreement Auspex enters into wherein it grants a Third Party a license to sell a Product in the U.S. For clarity, a License Agreement does not include any agreement that is entered into as part of, or otherwise results in, an Auspex Change of Control.

1.16 “Net Sales” means the revenue actually invoiced by Auspex or its Affiliates for the sale in the U.S., by Auspex or its Affiliates to Third Parties that are not sublicensees of the selling party, of Products for which the deuterated pirfenidone contained therein or the manufacture or use of such deuterated pirfenidone is claimed, at the time of sale, by a Valid Claim, less the following amounts, all as determined in accordance with U.S. generally accepted accounting principles as consistently applied by Auspex and all to the extent relating to such U.S. sales of Products: uncollectible amounts or reasonable reserves accrued therefor (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur), transportation charges, commissions, rebates, retroactive price reductions, discounts, credits, allowances (including, without limitation, charge backs from wholesalers), adjustments, insurance, and sales,

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VAT, use and other taxes based on sales prices, but not including taxes assessed on income derived from such sales. For the purpose of determining royalties due to Concert, Net Sales shall calculate Net Sales of Combination Products by multiplying Net Sales of such Combination Product by a fraction A/(A+B), where A is the sale price of the Product portion of such Combination Product when sold separately and B is the sale price of the other Therapeutically Active ingredient(s) in such Combination Product when sold separately; provided, however, that if the Product portion of such Combination Product or any of the other Therapeutically Active ingredients in such Combination Product is not then sold separately, then Auspex shall calculate Net Sales of such Combination Products by the fraction C/(C+D), where C is the fair market value of the Product portion of such Combination Product (as determined by an independent expert mutually agreed upon by the Parties if the Parties are unable to mutually agree on such fair market value) and D is the fair market value of the other Therapeutically Active ingredients in such Combination Product (as determined by an independent expert mutually agreed upon by the Parties if the Parties are unable to mutually agree on such fair market value).

1.17 “North America” shall mean the U.S., Canada and Mexico.

1.18 “Payment Term” has the meaning set forth in Section 3.3.

1.19 “Product” shall mean any pharmaceutical product containing deuterated pirfenidone.

1.20 “Responsible Executive” shall mean the Chief Executive Officer or duly appointed representative thereof.

1.21 “Sublicense” shall mean either a License Agreement or an Asset Purchase Agreement.

1.22 “Sublicense Revenue” shall mean any revenue received by Auspex and its Affiliates pursuant to a Sublicense as compensation for any license or sale, as applicable, of the right to sell in the U.S. Products for which the deuterated pirfenidone contained therein or the manufacture or use of such deuterated pirfenidone is claimed, at the time such revenue is earned by Auspex and its Affiliates, by a Valid Claim, including upfront payments, milestone payments, and royalty payments but excluding any revenue received: (a) for equity or debt securities of Auspex, to the extent that such consideration does not exceed the then-current fair market value of such securities; (b) as reasonable cost-based funding for research, development, manufacturing or commercialization activities undertaken by or on behalf of Auspex following the execution of the Sublicense; (c) for the right to sell such Products with respect to countries or jurisdictions other than the United States; (d) with respect to products other than such Products, provided that the Parties shall meet and negotiate in good faith to agree upon any allocation of revenue between such Product and such other products; (e) as a bona-fide loan, provided that any loan amounts that are forgiven shall be included in Sublicense Revenue; or (f) as reimbursement for patent, trademark or other expenses incurred by Auspex following execution of the Sublicense.

1.23 “Sublicense Revenue Attributable To The U.S.” shall mean:

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(a) in the case of a Sublicense in which the right to sell Products is limited to the U.S., […***…] percent ([…***…]%) of the Sublicense Revenue received by Auspex and its Affiliates pursuant to such Sublicense; or

(b) in the case of a Sublicense which includes the right to sell Products in the U.S. as well as in one or more additional countries or jurisdictions:

(i) with respect to any Sublicense Revenue received by Auspex and its Affiliates pursuant to such Sublicense that is attributable only to such additional countries or jurisdictions and is not attributable to the U.S. portion of such rights, such as royalty payments for sales of Products in such additional countries or jurisdictions, […***…] ([…***…]%) of such Sublicense Revenue received by Auspex and its Affiliates;

(ii) with respect to any Sublicense Revenue received by Auspex and its Affiliates pursuant to such Sublicense that is attributable only to the U.S. portion of such rights, such as royalty payments for sales of Products in the U.S., […***…] percent ([...***...]%) of such Sublicense Revenue received by Auspex and its Affiliates;

(iii) with respect to any Sublicense Revenue received by Auspex and its Affiliates pursuant to such Sublicense that is attributable to both the U.S. portion of such rights and such additional countries or jurisdictions:

(A) where such Sublicense includes the right to sell Products in all countries and jurisdictions, […***…] percent ([…***…]%) of such Sublicense Revenue received by Auspex and its Affiliates;

(B) where such Sublicense only includes the right to sell Products in the U.S. and the EU, […***…] percent ([…***…]%) of such Sublicense Revenue received by Auspex and its Affiliates;

(C) where such Sublicense only includes the right to sell Products in the U.S. and Japan, […***…] percent ([...***...]%) of such Sublicense Revenue received by Auspex and its Affiliates;

(D) where such Sublicense only includes the right to sell Products in North America, […***…] percent ([...***...]%) of such Sublicense Revenue received by Auspex and its Affiliates; or

(E) where such Sublicense only includes the right to sell Products in a combination of the U.S. plus other countries or jurisdictions that is not specifically addressed in (A)-(D) above, the percentage of such Sublicense Revenue received by Auspex and its Affiliates […***…].

1.24 “Therapeutically Active” shall mean that the ingredient is biologically active but shall not include diluents, vehicles, or specific adjuvants or any other ingredient which does not have any, or which has only incidental, therapeutic properties when present alone.

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1.25 “Third Party” shall mean a person or entity other than (a) Auspex or its Affiliates, or (b) Concert or its Affiliates.

1.26 “U.S.” shall mean the United States of America, including all possessions and territories thereof.

1.27 “Valid Claim” shall mean:

(a) a claim of an issued and unexpired U.S. patent owned by Auspex or its Affiliates, including any issued and unexpired patent issuing from the Assigned Patent, that (i) is entitled to a priority date of […***…], (ii) claims deuterated pirfenidone or its manufacture or use, (iii) has not lapsed, been cancelled, rejected or revoked, or been held to be invalid or unenforceable by an unappealed or unappealable decision or judgment of a U.S. federal court of competent jurisdiction or the United States Patent and Trademark Office, and (iv) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer; or

(b) a pending claim in a pending U.S. patent application owned by Auspex or its Affiliates, including the Assigned Patent, that (i) is entitled to a priority date of […***…], (ii) claims deuterated pirfenidone or its manufacture or use, and (iii) has not been finally determined to be unallowable by an unappealed or unappealable decision of the United States Patent and Trademark Office.

ARTICLE 2

ASSIGNMENT TO AUSPEX

2.1 Assignment. Concert hereby assigns to Auspex all right, title and interest in and to the Assigned Patent. On or about the Effective Date, Concert shall execute the Assignment of Patents and Patent Applications attached hereto as Exhibit A as evidence of such assignment.

2.2 Cooperation. As a result of the assignment pursuant to Section 2.1 above, Auspex shall be the sole owner of the Assigned Patent and shall have sole control and discretion over the filing, prosecution, maintenance, abandonment, enforcement and defense of the Assigned Patent as well as all patent applications claiming priority thereto and all patents arising from any of the foregoing. Concert agrees to undertake any actions and execute and deliver any documents and instruments that are reasonably necessary to perfect Auspex’s title in and to the Assigned Patent. At Auspex’s request, Concert shall use reasonable efforts to make the inventors of the Assigned Patent (the “Inventors”) available to Auspex to provide reasonable assistance with respect to such filing, prosecution, maintenance, abandonment, enforcement or defense. In the event that Concert or the Inventors do not, for any reason, perform such acts or execute any documents or instruments within a reasonable time of Auspex’s request, Concert hereby irrevocably appoints Auspex as Concert’s attorney-in-fact for the purpose of executing such documents on Concert’s behalf, which appointment is coupled with an interest.

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2.3 Transfer of Patent Files. Within […***…] after the Effective Date, Concert shall provide Auspex with all documents in its possession or the possession of its outside patent counsel with respect to the filing, prosecution or infringement of the Assigned Patent (including inventorship and patentability analyses) or the conception, reduction to practice or assignment by the inventors, of the inventions disclosed or claimed in the Assigned Patent, including without limitation all files concerning the Assigned Patent, as such files are maintained by Concert and its outside patent counsel.

ARTICLE 3

COMMERCIAL TERMS

3.1 Royalties.

(a) Royalty Rate. Subject to Sections 3.1(b) and 3.4(d), Auspex shall pay to Concert, within […***…] after the end of each calendar quarter during the applicable Payment Term, royalties equal to […***…] percent ([…***…]%) of the Net Sales invoiced during such calendar quarter on account of sales of Products in the U.S.

(b) Royalty Reduction for Third Party License. If Auspex reasonably determines that it is necessary to acquire rights to intellectual property owned by a Third Party in order to develop, manufacture, use, import, sell or otherwise commercialize the Product in the U.S., Auspex or its Affiliate shall have the right to acquire such rights through a license or otherwise and Auspex shall deduct, from the royalty payments due to Concert under this Agreement, an amount equal to […***…] percent ([…***…]%) of the royalties paid by Auspex and its Affiliates to such Third Party(ies) with respect to the U.S.; provided, however, that in no event shall the reduction provided for in this Section 3.1(b) reduce the royalties payable to Concert during any calendar quarter by more than [...***...] percent ([…***…]%).

(c) Royalty Reports and Payments. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales invoiced during the applicable calendar quarter, containing reasonable detail regarding the calculation of the royalties and the underlying sales data. Auspex shall also provide such a statement with respect to each calendar quarter for which no royalty payment is owed because Auspex’s remaining credit pursuant to Section 3.4(d) exceeds the amount of the royalties that would otherwise be due to Concert, after application of Section 3.1(b), on account of Net Sales for such calendar quarter; each such statement shall specify the amount of credit that remains after deduction of such royalty amount.

3.2 Sublicense Revenue. If Auspex in its sole discretion enters into a Sublicense, subject to Section 3.4(d), Auspex shall pay to Concert, within […***…] after the end of each calendar quarter during the applicable Payment Term, […***…] percent ([...***...]%) of the Sublicense Revenue Attributable To The U.S. that is received by Auspex and its Affiliates during such calendar quarter. Each such payment shall be accompanied by a statement of the amount of Sublicense Revenue received during such calendar quarter, and all other information reasonably necessary to determine the appropriate amount of such payment. Auspex shall also provide such a statement with respect to each calendar quarter for which no Sublicense Revenue-based payment is owed because Auspex’s remaining credit pursuant to Section 3.4(d) exceeds the

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amount of the Sublicense Revenue-based payment that would otherwise be due to Concert pursuant to this Section 3.2 on account of Sublicense Revenue Attributable To The U.S. that is received by Auspex and its Affiliates during such calendar quarter; each such statement shall specify the amount of credit that remains after deduction of such amount. If such payment or statement is for Sublicensing Revenue that is the last payment that Auspex is entitled to receive under (a) a License Agreement in which the Third Party’s license to sell a Product in the U.S. is exclusive and not limited to a particular indication or field or (b) an Asset Purchase Agreement, then such payment or statement shall be accompanied by notice of such fact (such notice, the “Final Sublicense Revenue Payment Notice”). This Agreement shall expire upon Concert’s receipt of such payment or statement and accompanying Final Sublicense Revenue Payment Notice, and Auspex will not have any further payment obligations to Concert.

3.3 Payment Term. Auspex’s payment obligations under Sections 3.1 and 3.2 above with respect to a particular Product shall commence on the Effective Date and expire upon the expiration of the last to expire Valid Claim claiming the deuterated pirfenidone contained in such Product or the manufacture or use of such deuterated pirfenidone (such period, the “Payment Term”). For clarity, no payments are owed pursuant to Section 3.1 or 3.2 at any time when there is no Valid Claim claiming (i) the deuterated pirfenidone contained in the Product (1) sold in the U.S. by Auspex or its Affiliate (in the case of payments pursuant to Section 3.1) or (2) that is the subject of such Sublicense (in the case of payments pursuant to Section 3.2) or (ii) the manufacture or use of such deuterated pirfenidone.

3.4 Auspex Change of Control Payment.

(a) If an Auspex Change of Control occurs during the term of this Agreement, then, with respect solely to the first such Auspex Change of Control to occur during the term of this Agreement, Auspex shall pay to Concert, as described in greater detail in this Section 3.4, the equivalent of […***…] percent ([…***…]%) of the value of Auspex Change of Control Consideration that is attributable to the United States pirfenidone rights. Because the world-wide pirfenidone rights are accepted by the Parties hereto to be […***…] percent ([…***…]%) of Auspex’s total value and the United States pirfenidone rights are accepted by the Parties hereto to be […***…] percent ([…***…]%) of the world-wide pirfenidone rights, the equivalent of […***…] percent ([…***…]%) of the value of Auspex Change of Control Consideration attributable to the United States pirfenidone rights is equal to […***…], which equals one and forty-four-one hundredths percent (1.44%) of the Auspex Change of Control Consideration. Within […***…] after the consummation of the Auspex Change of Control, provided that as of the date of the Auspex Change of Control there is at such time at least one Valid Claim that claims the deuterated pirfenidone contained in a Product or the manufacture or use of such deuterated pirfenidone, Auspex shall pay to Concert one and forty-four-one hundredths percent (1.44%) of the Auspex Change of Control Consideration that is distributed to Auspex or its Securityholders at the closing of the Auspex Change of Control in respect of such Securityholders’ ownership of Common Stock of Auspex, Preferred Stock of Auspex, and options, warrants or other rights to purchase Preferred Stock or Common Stock of Auspex. In addition, as soon as administratively practicable (but in any event within […***…]) following each date on which any subsequent additional portion of the Auspex Change of Control Consideration becomes available for distribution as a result of an actual payment of such portion

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of the Auspex Change of Control Consideration to Auspex or its Securityholders in respect of such Securityholders’ ownership of Common Stock of Auspex, Preferred Stock of Auspex, and options, warrants or other rights to purchase Preferred Stock or Common Stock of Auspex or the release of any Auspex Change of Control Consideration subject to an escrow or other contingency arrangement from the applicable escrow or contingency arrangement (each, a “Subsequent Payment Date”), Auspex shall pay to Concert one and forty-four-one hundredths percent (1.44%) of the Auspex Change of Control Consideration that is distributed to Auspex or its Securityholders on such Subsequent Payment Date.

(b) The payments required by this Section 3.4 shall be payable in the same form and proportion as the relevant Auspex Change of Control Consideration that triggers the applicable payment under this Section 3.4; provided, however, that […***…], any or all of the payments required to be paid pursuant to this paragraph may be […***…].

(c) If, at any time during the term of this Agreement, the stockholders of Auspex and its Affiliates are no longer eligible for additional distributions of Auspex Change of Control Consideration in respect of such stockholders’ ownership of Common Stock of Auspex, Preferred Stock of Auspex, and options, warrants or other rights to purchase Preferred Stock or Common Stock of Auspex, then Auspex shall provide notice of such fact to Concert (such notice, the “Final Change of Control Consideration Payment Notice”). Provided that Auspex has made all payments under this Section 3.4 with respect to Auspex Change of Control Consideration distributed to stockholders of Auspex and its Affiliates prior to the date of such Final Change of Control Consideration Payment Notice, Auspex will not have any further payment obligations to Concert pursuant to this Section 3.4 after Concert’s receipt of such Final Change of Control Consideration Payment Notice, even if a subsequent Auspex Change of Control occurs during the term of this Agreement.

(d) Auspex shall automatically be entitled to a credit equal to the sum of all payments made pursuant to this Section 3.4. Such credit may be applied solely towards any royalty payments that become due in accordance with Section 3.1 or Sublicense Revenue-based payments that become due in accordance with Section 3.2 after the payment amount pursuant to this Section 3.4 giving rise to the credit has been made to Concert. Auspex shall not have any obligation to make any payments pursuant to Section 3.1 or 3.2 at any time when it has any unused credit for any payment made pursuant to this Section 3.4 that is in excess of the payments otherwise due pursuant to Section 3.1 or 3.2.

(e) For the avoidance of doubt, nothing contained in this Agreement is intended to create or convey to Concert any equity or ownership interest in Auspex or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before Auspex’s stockholders. This Agreement and the rights hereunder do not constitute securities of Auspex.

(f) For clarity, Auspex does not have any payment obligations pursuant to this Section 3.4 if, as of the Auspex Change of Control, there is no Valid Claim claiming the

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deuterated pirfenidone contained in a Product or the manufacture or use of such deuterated pirfenidone.

(g) Neither Auspex nor any of its Affiliates shall enter into or execute any agreement or instrument in connection with, or otherwise cooperate with or permit, the first Auspex Change of Control transaction to occur during the term of this Agreement unless Auspex and its Affiliates make proper provision so that the acquiring entity and any other entity succeeding to any rights of Auspex or its Affiliates in the Product in the United States assume and succeed to the obligations of Auspex set forth in this Section 3.4 and, prior to or simultaneously with the consummation of such Auspex Change of Control transaction, Auspex delivers to Concert instrument(s) of assumption for the benefit of Concert effecting the assumption and succession described in this Section 3.4(g).

3.5 Records and Audit. For a period of […***…] after Net Sales is invoiced or Sublicense Revenue or Auspex Change of Control Consideration is received, Auspex shall keep complete and accurate records pertaining to the applicable revenue invoiced or received, in sufficient detail to permit Concert to confirm the accuracy of all payments made hereunder. Concert shall have the right to cause an independent, certified public accountant to audit such records to confirm Auspex’s payments pursuant to Sections 3.1, 3.2 and 3.4; provided, however, that such auditor shall execute a confidentiality agreement with Auspex in customary form and shall only disclose to Concert whether Auspex paid Concert the correct amounts pursuant to Sections 3.1, 3.2 and 3.4 during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Auspex paid Concert less than the amount properly due and such determination is not subject to a good faith dispute, then Auspex shall promptly pay Concert an amount equal to such underpayment, and if the amount underpaid exceeds […***…] percent ([…***…]%) of the amount actually due over the audited period, Auspex shall also reimburse Concert for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Auspex paid Concert more than the amount properly due in respect of any quarter, then Concert shall promptly issue a refund to Auspex of such overpayment. Such audits may be exercised only […***…] and only once with respect each payment period, within […***…] after the payment period to which such records relate, upon reasonable advance notice to Auspex and during normal business hours. The terms of this Section 3.5 shall survive any expiration of this Agreement for a period of […***…].

3.6 Withholding of Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. Any withholding of taxes levied by tax authorities on the payments by Auspex to Concert hereunder shall be borne by Concert and deducted by Auspex from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Concert. Auspex agrees to cooperate with Concert in the event Concert claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Concert.

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ARTICLE 4

CONFIDENTIALITY

4.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by Auspex, Concert agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information unless Concert can demonstrate by competent proof that such Confidential Information:

(a) was already known to Concert or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by Auspex or its Affiliate; provided, however, that this subsection shall not apply to Confidential Information that relates to the Assigned Patent and was known by Concert or its Affiliate as of the Effective Date;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to Concert or its Affiliate;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Concert or its Affiliate in breach of this Agreement;

(d) was disclosed to Concert without any obligation of confidentiality by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from Auspex or its Affiliate; or

(e) was independently discovered or developed by Concert or its Affiliate without access to or aid, application or use of Confidential Information, as evidenced by a contemporaneous writing.

4.2 Authorized Disclosure. Concert or its Affiliate may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable laws, governmental regulations or court orders. In the event Concert or its Affiliate is legally required to make a disclosure of Confidential Information, Concert shall give reasonable advance notice to Auspex of such required disclosure so that Auspex may seek a protective order or other measure preventing or limiting the required disclosure or if, as between the Parties, only Concert is permitted to seek such order or measure, so that Concert may reasonably consider doing so at Auspex’s request and expense.

4.3 Terms of this Agreement. The Parties agree that the material financial terms of this Agreement shall be considered confidential information of both Parties and that each Party shall keep such terms confidential unless otherwise agreed by the Parties; provided, however, that either Party may disclose such terms in confidence to any bona fide potential or actual investor, lender, acquiror, licensee and other financial or commercial partner solely for the purpose of evaluating or participating in a potential or actual investment, loan, acquisition, license or collaboration. The Parties will consult with one another and use reasonable efforts to

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agree on the provisions of this Agreement to be redacted in any filings required to be made by either Party with the Securities and Exchange Commission or as otherwise required by law, provided that each Party shall have the right to make any required disclosures as it deems necessary in order to comply with applicable laws and regulations, the rules of any stock exchange and other legal requirements.

4.4 Attorney-Client Privilege. Concert is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing Confidential Information concerning the Assigned Patent or the inventions disclosed or claimed therein to Auspex, regardless of whether Concert has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of such Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in actions, suits or proceedings to which the Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened actions, suits or proceedings to which the Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date that Auspex shall have the right to assert such protections and privileges. Neither Party shall admit, claim or contend, in actions, suits or proceedings involving either Party or otherwise, that Concert waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material concerning the Assigned Patent due to Concert disclosing such Confidential Information to Auspex.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as follows:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including without limitation, the right to grant the rights granted hereunder.

(b) Authority and Binding Agreement. As of Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

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5.2 Further Representations and Warranties by Concert. Concert hereby further represents, warrants and covenants to Auspex as follows:

(a) Patents and Patent Applications.

(i) The Assigned Patent is the only U.S. patent or patent application owned or controlled by Concert as of the Effective Date that relates specifically to deuterated pirfenidone, its manufacture or use, or pharmaceutical products containing deuterated pirfenidone.

(ii) The manufacture, use, import or sale of deuterated pirfenidone would not infringe any U.S. patent or patent application (as if the pending claims were issued) specifically relating to deuterated pirfenidone, its manufacture or use, or pharmaceutical products containing deuterated pirfenidone, other than the Assigned Patent, that Concert owns or controls as of the Effective Date.

(b) Assigned Patent. As of the Effective Date, Concert is the sole owner of the entire right, title and interest in and to the Assigned Patent. Concert represents that it has the full and legal rights and authority to assign to Auspex the Assigned Patent.

(c) Obligation to Assign. All individuals who have performed research for Concert regarding deuterated pirfenidone or the Assigned Patent have assigned to Concert all inventions and other intellectual property arising from such research.

(d) No Conflict. Concert has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Auspex under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Auspex under this Agreement, or that would otherwise conflict with or adversely affect the rights granted to Auspex under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(e) No Third Party Rights. No Third Party has or has ever had any license, option, lien or other rights or interest in or to the Assigned Patent.

(f) Third Party Intellectual Property. To Concert’s knowledge as of the Effective Date, no intellectual property of any Third Party was infringed or misappropriated during the creation of the intellectual property that is the subject matter of the Assigned Patent.

5.3 Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

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ARTICLE 6

INDEMNIFICATION

6.1 Indemnification by Auspex. Auspex shall indemnify, defend and hold Concert and its Affiliates and their respective officers, directors, trustees, employees, agents and their respective successors, heirs and assigns (collectively, the “Concert Indemnitees”) harmless from and against all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs (collectively, “Losses”), incurred by Concert Indemnitees in connection with any Third Party claim, action, suit or proceeding (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Auspex’s obligations under this Agreement, including Auspex’s representations and warranties, covenants and agreements set forth herein; (b) the willful misconduct or negligent or reckless acts, in connection with this Agreement, of Auspex, its Affiliates, or the officers, directors, employees, or agents of Auspex or its Affiliates; or (c) the manufacture, use, offer for sale, sale or importation of any pharmaceutical product containing deuterated pirfenidone by Auspex, it Affiliates, licensees or sublicensees; except, in each case, to the extent such Losses result from the intentional misconduct, gross negligence or recklessness of any of the Concert Indemnitees or breach by Concert of any of its obligations under this Agreement.

6.2 Indemnification by Concert. Concert shall indemnify, defend and hold Auspex and its Affiliates and their respective officers, directors, trustees, employees, agents and their respective successors, heirs and assigns (collectively, the “Auspex Indemnitees”) harmless from and against all Losses incurred by Auspex Indemnitees in connection with any Claim to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Concert’s obligations under this Agreement, including Concert’s representations and warranties, covenants and agreements set forth herein; or (b) the willful misconduct or negligent or reckless acts, in connection with this Agreement, of Concert, its Affiliates, or the officers, directors, employees, or agents of Concert or its Affiliates; except, in each case, to the extent such Losses result from the intentional misconduct, gross negligence or recklessness of any of the Auspex Indemnitees or breach by Auspex of any of its obligations under this Agreement.

6.3 Procedure. To be eligible to be so indemnified as described in this Article 6, each of the Indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Sections 6.1 or 6.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee(s) shall have the right to retain its own counsel, at its own expense, if representation of the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the indemnifying Party. Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and

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unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights.

ARTICLE 7

TERM; EXPIRATION.

7.1 Term. The term of this Agreement shall commence upon the Effective Date and shall expire on the earliest of (a) expiration of the last Valid Claim and (b) Concert’s receipt of a Final Sublicense Revenue Payment Notice pursuant to Section 3.2.

7.2 Accrued Rights; Surviving Obligations. Expiration of this Agreement shall not affect any accrued rights of either Party. The terms of Section 3.5, this Section 7.2, and Articles 4 and 6 of this Agreement shall survive expiration of this Agreement.

ARTICLE 8

GOVERNING LAW; DISPUTE RESOLUTION.

8.1 Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding its choice of law rules.

8.2 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

8.3 Dispute Resolution.

(a) In the event of any dispute arising out of or related to this Agreement or any alleged breach hereof, the Parties shall refer such dispute to their respective Responsible Executive for attempted resolution by good faith negotiations within […***…] after such referral is made. In the event such officers are unable to resolve such dispute within such […***…] period, either Party may invoke the provisions of Section 8.3(b).

(b) Except as provided in Section 8.3(a), any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a state or federal court of competent jurisdiction.

ARTICLE 9

GENERAL PROVISIONS.

9.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 9.1, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable

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courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

All notices to Auspex shall be addressed as follows:

Auspex Pharmaceuticals, Inc.

3366 North Torrey Pines Court, Suite 225

La Jolla, California, 92037

Attn: Chief Executive Officer

Fax: (858) 558-2401

With a copy to (which shall not constitute notice):

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attn: Marya A. Postner, Ph.D.

Fax: (650) 849-7400

All notices to Concert shall be addressed as follows:

Concert Pharmaceuticals, Inc.

99 Hayden Avenue, Suite 500,

Lexington, MA 02421

Attn: Chief Executive Officer

Fax: (781) 674-5309

With a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Steven D. Barrett, Esq.

Fax: (617) 526-5000

9.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall continue for so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would

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be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

9.3 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement, including the Exhibits. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

9.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

9.5 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

9.6 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

9.7 Assignment.

(a) This Agreement and the rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by either Party without the other Party’s express prior written consent; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent to (a) its Affiliate or (b) its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets of such party. In the event of such assignment by Auspex that occurs concurrently with or following the grant of a Sublicense, Auspex (i.e., the original Party to this Agreement) shall remain liable for all payment obligations to Concert pursuant to Section 3.2 with respect to such Sublicense to the extent such assignee does not fulfill such payment obligations. In the event of such assignment by Auspex that occurs concurrently with or following an Auspex Change of Control, Auspex (i.e., the original Party to this Agreement) shall remain liable for all payment obligations to Concert pursuant to Section

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3.4 with respect to such Auspex Change of Control to the extent such assignee does not fulfill such payment obligations.

(b) In the event of such assignment by Auspex that is to an Affiliate of Auspex and not concurrently with or following an Auspex Change of Control, the terms “Auspex” and “Party” in this Agreement shall, for purposes of determining Auspex’s subsequent obligations to Concert pursuant to Section 3.4, be understood to refer to such Affiliate and to each direct and indirect parent company of such Affiliate (i.e., a subsequent change of control event of such Affiliate or any of its direct or indirect parent companies shall constitute an Auspex Change of Control if the definition of Auspex Change of Control is otherwise satisfied if such Affiliate or direct or indirect parent is substituted for Auspex in the definition of Auspex Change of Control), and Auspex (i.e., the original Party to this Agreement) shall remain liable for all payment obligations to Concert pursuant to Section 3.4 with respect to such Auspex Change of Control only for so long as Auspex is a direct or indirect parent company of such Affiliate, following which time all payment obligations hereunder shall be the responsibility of such assignee and not (Auspex (i.e., the original Party to this Agreement). In the event of an assignment by Auspex to an Affiliate pursuant to this subsection (b) wherein in connection with such assignment such Affiliate also receives only those of Auspex’s assets necessary to commercialize a Product, each reference to 1.44% in Section 3.4 would thereafter be replaced with […***…]% (in reflection that world-wide pirfenidone rights would be equal to [...***...]% of such Affiliate’s total value rather than the […***…]% set forth in Section 3.4). In the event of an assignment by Auspex to an Affiliate pursuant to this subsection (b) wherein in connection with such assignment such Affiliate would receive assets in addition to those of Auspex’s assets necessary to commercialize a Product, the Parties would work in good faith to agree in writing to the value of the world-wide pirfenidone rights as a percentage of the total value] of the Affiliate and such percentage would thereafter be substituted in lieu of [...***...]% into the formula set forth in Section 3.4 and the result of such calculation shall be the percentage of such Auspex Change of Control Consideration to be paid, in lieu of 1.44%, to Concert on account of such Auspex Change of Control. In the event that the Parties hereto are unable to agree to such value as a percentage of the total value within [...***...] of such assignment, then the Parties agree to jointly designate an appraiser that shall determine such value as a percentage of the total value, which shall thereafter be binding upon the Parties and such percentage would thereafter be substituted in lieu of [...***...]% into the formula set forth in Section 3.4 and the result of such calculation shall be the percentage of such Auspex Change of Control Consideration to be paid, in lieu of 1.44%, to Concert on account of such Auspex Change of Control. The costs associated with such appraisal shall be shared equally by the Parties.

(c) Any successor or assignee of rights and/or obligations permitted hereunder (including payment obligations) shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto and the assigning Party shall remain liable for the obligations of its successor or assignee as set forth herein. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. For clarity, Auspex is free to assign, transfer and grant licenses

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or other rights to the Assigned Patent in its sole discretion and without the consent of Concert, and nothing in this Section 9.7 shall be interpreted as a limitation on such assignment, transfer or grant. Notwithstanding anything to the contrary in the foregoing, Auspex shall not assign this Agreement to any Affiliate or Third Party unless Auspex also assigns all Valid Claims to such Affiliate or Third Party.

9.8 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

9.9 Expenses. Each of the Parties will bear its own direct and indirect expenses (including legal and accounting fees), if any, incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

9.10 No Strict Construction; Interpretation; Headings. In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement. The language in this Agreement is to be construed in all cases according to its fair meaning. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

9.11 Limitation of Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 4 AND THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 6, NEITHER PARTY NOR ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES WILL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS ON WHICH A PARTY IS ENTITLED TO CLAIM DAMAGES, WHETHER IN CONTRACT OR TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Copies of original signature pages sent by facsimile and/or PDF shall have the same effect as signature pages containing original signatures.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

AUSPEX PHARMACEUTICALS, INC.		CONCERT PHARMACEUTICALS, INC.

/s/ Lawrence C. Fritz		/s/ Roger D. Tung
By:		By:
Name:	Lawrence C. Fritz	Name:	Roger D. Tung
Title:	President & CEO	Title:	President & CEO

[Signature Page to Patent Assignment Agreement]

EXHIBIT A

ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS

WHEREAS, CONCERT PHARMACEUTICALS, INC., a Delaware corporation, with its registered office at 99 Hayden Avenue, Suite 500, Lexington, MA 02421 (“Concert”) is the owner of certain inventions which are disclosed in the patents, patent applications and/or provisional patent applications identified on Schedule 1 attached hereto; and

WHEREAS, AUSPEX PHARMACEUTICALS, INC., a Delaware corporation with its registered office at 3366 North Torrey Pines Court, Suite 225, La Jolla, California, 92037 (“Auspex”) desires to acquire the entire, exclusive right, title and interest in and to said inventions and any and all patents to be obtained therefor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Concert does hereby assign, sell and transfer unto Auspex, its successors and assigns, the entire, exclusive right, title and interest in and to said inventions, in any form or embodiment thereof, and in and to said applications; and in and to any and all applications filed in any country based thereon, including the right to file applications in countries other than the country of priority filing under the provisions of any international convention; also in and to any and all improvements on said inventions now or hereafter made by employees, agents or contractors of Auspex; also the entire, exclusive, right, title and interest in and to any and all patents, including reissues and extensions thereof, to be obtained in any country upon said inventions or improvements; and any and all continuing applications, including divisional, continuation and continuation-in-part applications, substitute applications, and applications claiming benefit of an earlier filed provisional application, which may be filed upon said inventions or improvements in any country; together with the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringements of said patent applications (and any patent(s) issuing thereon); and

Concert hereby authorizes and requests each issuing authority to issue any and all patents on said applications to Auspex, as assignee of the entire interest.

IN WITNESS WHEREOF, Concert by its duly authorized officer has executed this assignment as an instrument under seal this     day of September 2011.

CONCERT PHARMACEUTICALS, INC.

By:

Name:

Title:

State of	)
	)	ss.
County of	)

On this     day of September 2011 before me personally appeared                     , known to me to be the person who executed the foregoing instrument and acknowledged that he/she executed the same as his/her free act and deed; in testimony whereof I have hereto set my hand and official seal on the day last above written.

(seal)
Notary Public or Consular Officer

My Commission expires

Schedule 1

1.	U.S. Patent Application Serial Number 12/283,290

Title: “Deuterated Pirfenidone”

Filing Date: September 10, 2008

Publication Number: US20090131485

Publication Date: May 21, 2009